                                                                     EXHIBIT 4.5

                          AMENDMENT TO RIGHTS AGREEMENT


         AMENDMENT, dated as of August 27, 1996, to the Rights Agreement dated July 28, 1986, as amended February 21, 1989 and as further amended August 7, 1996 (the "Rights Agreement"), between ECC International Corp., a Delaware corporation (formerly Educational Computer Corporation) (the "Company"), and Mellon Bank, N.A., as Rights Agent (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein); and

         WHEREAS, the Company does not believe that a Distribution Date has occurred; nevertheless, if a Distribution Date has occurred, the Company has deemed it necessary and desirable to amend the Rights Agreement as follows, and that such amendment does not adversely affect the interests of the holders of Rights Certificates;

         NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

         1. Pursuant to Section 27, the Company and the Rights Agent hereby amend the Rights Agreement to provide that Section 1(a) of the Rights Agreement shall be deleted in its entirety and replaced with the following:

                  "(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, without the prior approval of the Company, shall be the Beneficial Owner (as such term is hereinafter defined) of 22.5% or more of the Voting Power (as such term is hereinafter defined) or who was such a Beneficial Owner at any time after the date hereof, whether or not such Person continues to be the Beneficial Owner of 22.5% or more of the outstanding shares of Common Stock, but shall not include the Company, any subsidiary of the Company (as such term is hereinafter defined), any employee benefit plan of the Company or any entity holding shares of Common Stock organized, appointed or established by the Company or any of its subsidiaries for or pursuant to the terms of any such plan."

         2. The Rights Agreement, as amended above, is hereby ratified and confirmed in all respects.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

ATTEST:                                 ECC INTERNATIONAL CORP.


By: /s/ Melissa A. Stephens             By: /s/ Relland Winand
   ---------------------------             -------------------------------------
                                        Title: V.P. Finance


ATTEST:                                 MELLON BANK, N.A.
                                        as Rights Agent


By: /s/ James E. Hagan                  By: /s/ Connie Cotter
   ---------------------------             -------------------------------------
                                        Title: Assistant Vice President



                                     -2-